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                                 EXHIBIT 99.3


     Via Fax and Mail                                              March 2, 2000



     Mr. Shlomo Rakib                   Mr. Zaki Rakib
     President                          Chief Executive Officer
     Terayon Communication Systems      Terayon Communication Systems
     2952 Bunker Hill Lane              2952 Bunker Hill Lane
     Santa Clara, CA 95054              Santa Clara, CA 95054



                         [LETTERHEAD OF CABLELABS(R)]

RE:  Our letter dated February 2, 2000

Dear Messrs. Rakib:

This letter is to follow up our letter to you dated February 2, 2000, stating CableLabs' concerns about misleading statements to the public concerning the DOCSIS specifications and Terayon's possible contributions thereto.

First, we thank you for your concerns about setting the record straight. Our letter was triggered by the large number of calls we and members of the Certification Board received from analysts and members of the media asking us to verify that SCDMA would be included in the DOCSIS 1.2 specification. CableLabs concern was that these questions arose from misleading statements made by Terayon; however, in reviewing the record, we realize that the statements were more a matter of interpretation.

With the clarifying letter of February 25, 2000 sent from the Certification Board to Terayon and the other three companies participating in the evolution of the DOCSIS advanced physical layer, the letter to the IEEE dated September 8, 1999 and the "talking points" all posted on the (www.cablemodem.com) web site, we believe that the record is now correct. Going forward, we ask for your assurance that you will help in correctly communicating these points to the public, so that CableLabs can dismiss this matter.

Mr. Rakib, CableLabs would like to reiterate that Terayon is an important contributor to the DOCSIS program. We look forward to continuing to work with you in the future.

Very truly yours,

Cable Television Laboratories, Inc.

/s/ Richard R. Green
Richard R. Green
President and Chief Executive Officer

cc: Certification Board